Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259731

PROSPECTUS SUPPLEMENT NO. 4

(To the Prospectus dated May 19, 2022)

Up to 64,020,756 Shares of Common Stock

Up to 13,824,992 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 5,200,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus, dated May 19, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-259731). This prospectus supplement is being filed to update and supplement the information in the Prospectus with certain information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 13,824,992 shares of our common stock, $0.0001 par value per share (the “common stock”), which consists of (i) up to 5,200,000 shares of common stock that are issuable upon the exercise of 5,200,000 warrants (the “Private Warrants”) originally issued in a private placement to LGL Systems Acquisition Holding Company, LLC (the “Sponsor”) in connection with the initial public offering of LGL Systems Acquisition Corp. (“LGL”) and (ii) up to 8,624,992 shares of common stock that are issuable upon the exercise of 8,624,992 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of LGL.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 64,020,756 shares of common stock consisting of (a) up to 12,500,000 shares of common stock issued in a private placement pursuant to subscription agreements (the “Subscription Agreements”) entered into on March 15, 2021, (b) up to 2,904,375 shares of common stock issued in a private placement to the Sponsor in connection with the initial public offering of LGL (the “Founder Shares”), (c) up to 5,200,000 shares of common stock issuable upon exercise of the Private Warrants and (d) up to 43,416,381 shares of common stock (including up to 81,412 shares of common stock issuable pursuant to outstanding options, 7,465,923 shares of common stock issuable in connection with the vesting and settlement of restricted stock units, and 560,703 shares of common stock that were issued as Earnout Shares on September 17, 2021) pursuant to that certain Amended and Restated Registration Rights Agreement, dated August 26, 2021, between us and the selling securityholders granting such holders registration rights with respect to such shares and (ii) up to 5,200,000 Private Warrants.

The common stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “IRNT” and “IRNT.WS,” respectively. On July 14, 2022, the last reported sales price of our common stock on NYSE was $2.45 per share and the last reported sales price of our Warrants was $0.35 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated July 15, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2022

IronNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39125	83-4599446
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7900 Tysons One Place, Suite 400

McLean, VA 22102

(Address of principal executive offices, including zip code)

(443) 300-6761

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IRNT	The New York Stock Exchange
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	IRNT.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On July 14, 2022, IronNet, Inc. (the “Company”) held its 2022 Annual Meeting of Stockholders (the “Annual Meeting”). A total of 57,700,616 shares of the Company’s common stock were present or represented by proxy at the Annual Meeting, which represented approximately 57% of the Company’s 100,808,463 shares of common stock that were outstanding and entitled to vote at the meeting as of the record date the close of business on May 20, 2022. At the Annual Meeting, the stockholders of the Company considered the two proposals outlined below, each of which is described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 26, 2022 (the “Proxy Statement”).

Proposal 1: The election of three nominees to serve as Class I directors, each for a term of three years. All director nominees were elected. The voting results were as follows:

Nominee	For	Withheld	Broker Non-Votes
Donald R. Dixon	39,696,411	665,278	17,338,927
Theodore E. Schlein	39,680,691	680,998	17,338,927
VADM Jan E. Tighe (Ret.)	39,620,265	741,424	17,338,927

Broker Non-Votes: 17,338,927.

All nominees were elected.

Proposal 2: The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2023. The votes were cast as follows:

For	Against	Abstain
57,350,558	201,847	148,211

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRONNET, INC.

	By:	/s/ James C. Gerber
Date: July 15, 2022		James C. Gerber
Chief Financial Officer